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                                 Exhibit 12


                          FLORIDA POWER CORPORATION
                     Statement of Computation of Ratios
                            (Dollars in Millions)


Ratio of Earnings to Fixed Charges:



                          1995    1994    1993    1992    1991
                          ----    ----    ----    ----    ----

Net Income               $227.0  $200.8  $194.9  $186.9  $180.9

Add:
 Operating Income Taxes   129.5   114.7   104.5    97.7    92.8
 Other Income Taxes         0.1    (0.8)   (0.1)   (0.2)   (0.1)
                         ------  ------  ------  ------  ------

Income Before Taxes       356.6   314.7   299.3   284.4   273.6

Total Interest Charges    104.5   108.4   105.8   100.2    95.2
                         ------  ------  ------  ------  ------

Total Earnings (A)       $461.1  $423.1  $405.1  $384.6  $368.8
                         ------  ------  ------  ------  ------

Fixed Charges (B)        $104.5  $108.4  $105.8  $100.2  $ 95.2
                         ------  ------  ------  ------  ------

Ratio of Earnings to
 Fixed Charges (A/B)       4.41    3.90    3.83    3.84    3.87
                         ======  ======  ======  ======  ======





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